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Genta Announces Licensing Agreement for Worldwide Development and

Commercialization of a Leading Oral Taxane, Tesetaxel

BERKELEY HEIGHTS, NJ – March 7, 2008 – Genta Incorporated (NASDAQ: GNTA) announced today the Company has entered into an exclusive worldwide licensing agreement with Daiichi Sankyo Company, Limited (TYO: 4568) for the development and commercialization of tesetaxel (formerly known as DJ-927). As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes, such as paclitaxel (Taxol®) and docetaxel (Taxotere®; sanofi aventis). Moreover, unlike other oral taxanes that are currently in clinical development, nerve damage has not been a prominent side effect of tesetaxel. Preclinical studies also show that tesetaxel does not share resistance mechanisms that are associated with other taxanes. Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

Under terms of the agreement, Daiichi Sankyo will receive upfront payments, payments pursuant to the achievement of certain milestones, and royalties on product sales.

“Tesetaxel has demonstrated promising antitumor activity with an acceptable safety profile that offers potential use in a variety of cancer types,” commented Dr. Anthony W. Tolcher, Clinical Director of South Texas Accelerated Research Therapeutics (START) in San Antonio, TX. “As someone who tested this product and other oral taxanes over the past several years, I am distinctly pleased to see it return to active clinical development.”

More than 250 patients worldwide have been treated with oral tesetaxel in Phase I and Phase 2 clinical trials. The major side-effect of tesetaxel in clinical trials has been myelosuppression, chiefly neutropenia. Due to the occurrence of severe neutropenia that led to fatal outcomes in several patients with advanced cancer, the drug was placed on clinical hold by the U.S. Food and Drug Administration (FDA). Resumption of clinical trials is subject to the lifting of this clinical hold.

“During our extended analysis of this compound, FDA provided clear and specific guidance regarding the tasks that would be required to lift the clinical hold,” commented Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. “We believe these tasks are straightforward and we look forward to resuming key clinical trials. We are very pleased to add this important late-stage asset to our pipeline portfolio. Tesetaxel may leverage the considerable anticancer activity of this important drug class with fewer side-effects and improve outcomes for patients.”

About Tesetaxel

Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. However, both prototype agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation. Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

With administration as an oral capsule, tesetaxel was developed to maintain the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience. The oral route also enables development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs. Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

908-286-3980

info@genta.com